Exhibit 99.3

Second Quarter Fiscal 2014 Earnings Prepared Comments

Ashland released results for the quarter ended March 31, 2014, at approximately 5 p.m. Eastern Time today. These results are preliminary until we file our Form 10-Q with the Securities and Exchange Commission. A copy of the news release, a slide presentation and these prepared remarks have been furnished to the SEC in a Form 8-K. These prepared remarks should be read in conjunction with the slides and earnings release.

We will hold a conference call and webcast tomorrow morning, May 1, 2014, at 9:00 a.m. EDT to discuss these results.

Slide 2: Forward Looking Statement, Regulation G: Adjusted Results

Our remarks include forward-looking statements, as that term is defined in securities laws. We believe any such statements are based on reasonable assumptions, but cannot assure that such expectations will be achieved. Please also note that we will be discussing adjusted results in this presentation. We believe this enhances understanding of our performance by more accurately reflecting our ongoing business.

Slide 3: Highlights

We were encouraged by our overall performance in the second quarter. As compared to prior year, two of our three commercial units, Ashland Performance Materials and Ashland Consumer Markets (ValvolineTM) posted growth in both sales and profitability. Sequentially, we saw better-than-expected results across all three commercial units. Within Ashland Specialty Ingredients, sales rose a healthy 11 percent thanks to growth in our core divisions, while EBITDA margin returned to the 20 percent level. Ashland Performance Materials reported strong volume gains in both adhesives and composites, as well as significantly improved performance within elastomers. Valvoline reported record second quarter operating income, with good growth in lubricant volumes and sales, as well as improved product mix.

During the quarter, Ashland announced the pending sale of Ashland Water Technologies (AWT) to a private equity firm, Clayton Dubilier & Rice, for $1.8 billion in cash. Beginning in Ashland’s fiscal second quarter, AWT is treated as a discontinued operation, and its results have been excluded from Ashland’s continuing operations for all periods.

Ashland reported a loss of $0.78 per share from continuing operations. When adjusted for key items, earnings per share from continuing operations was $1.53. This excludes $0.21 per share of earnings from discontinued operations.

Ashland’s overall sales during the quarter were $1.5 billion, flat with the prior year. Sales within Ashland Specialty Ingredients (ASI) declined on a year-over-year basis due to lower selling prices in guar and intermediates and solvents (I&S). Sales in both Ashland Performance Materials (APM) and Valvoline increased 2 percent year-over-year. Adjusted EBITDA decreased $18 million year-over-year to $272 million while EBITDA margin declined 110 basis points to 17.6 percent. This decline is primarily attributed to: lower pricing; higher selling, general and administrative (SG&A) costs; and reduced pension income.

On a sequential basis, Ashland’s overall sales increased 8 percent and volumes gained 9 percent. Adjusted EBITDA increased 15 percent from the December quarter. In total, these results exceed our prior expectations.

Ashland also made significant progress during the quarter on its previously announced global restructuring, which is intended to generate annualized cost savings of $150-$200 million. During the quarter, Ashland established a reserve of $87 million, primarily for severance-related costs. Additional details on the program are included in a later slide.

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™Trademark, Ashland or its subsidiaries, registered in various countries

Slide 4: Items Affecting Adjusted EPS

To aid in understanding Ashland’s underlying second-quarter financial results as compared to consensus estimates, slide 4 provides a list of items affecting the adjusted EPS of $1.53. The first is a positive $0.33 per share in AWT earnings and stranded costs (both of which assume a 25 percent tax rate). These stranded costs include roughly $9 million of corporate and other indirect costs previously allocated to AWT, as well as $2 million of pension income previously recorded in corporate and unallocated that has now been moved to discontinued operations.

Next is an adjustment of $0.08 to reflect the lower tax rate on continuing operations of roughly 21 percent (compared to our prior estimate of approximately 25 percent). This lower rate is primarily due to a more favorable geographic income mix related to our global business footprint and should be viewed as Ashland’s new structural effective tax rate on a go-forward basis.

The chart also includes two other adjustments related to tax items. The first is a $0.10 per share benefit from releasing tax reserves held for audit purposes. Although these were projected to occur during the 2014 fiscal year and were reflected in our prior full-year tax guidance of 25 percent, the exact timing of the release was uncertain. Additionally, adjusted EPS from continuing operations included a tax benefit of $0.03 per share related to the Marathon Ashland Petroleum (MAP) joint venture. We typically record expense or income related to MAP each quarter in the line item for gains or losses on acquisitions and divestitures.

Slide 5: Key Items Affecting Income

In total, five key items had a net unfavorable impact on EPS from continuing operations of $2.31 in the second quarter.

•	The first key item is a $6 million after-tax, non-cash charge related to impairment of in-process research and development.
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The second key item is a $61 million after-tax charge related to cost restructuring efforts. These include approximately $43 million of after-tax charges related to the global restructuring now underway. The remainder is primarily related to plant rationalization projects which, when completed, should lead to better utilization rates and improved fixed-cost absorption.

•	The third key item is a $29 million after-tax, non-cash charge related to the recently announced divestiture of the ASK joint venture to Rhone.
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The fourth key item is a $70 million after-tax, non-cash charge related to a pension adjustment required as a result of the global restructuring. Because a large number of pension plan participants were affected, accounting rules stipulated a re-measurement of the plan’s assets and liabilities. This non-cash, book charge was primarily due to a decline of approximately 40 basis points in our discount rate since the last actuarial valuation.

•	Lastly, we incurred a net $15 million charge primarily due to a deferred tax adjustment related to foreign corporate income tax rate changes.

In the year-ago quarter, five key items combined for a net unfavorable impact on earnings of $0.92 per share.

Slide 6: Adjusted Results Summary

As a reminder, AWT has been excluded from continuing operations for all periods. However, GAAP requires that certain costs previously allocated to AWT remain in continuing operating income, and these costs have been captured within SG&A expenses. To aid in the analysis and understanding of these costs during the current fiscal year, they will be recorded within “Unallocated and Other” in our segment reporting and will not be allocated to our ongoing commercial units. These and other costs will be removed as part of the global restructuring project.

On a year-over-year basis, each commercial unit posted volume gains. SG&A increased 7 percent versus prior year, primarily due to performance-based compensation. Based on Ashland’s year-to-date financial performance, the company has been accruing incentive compensation at higher levels than a year ago. This effect will be reflected in each of the commercial unit financial summaries. Additional details on these effects are included in slide 15 (Cost Savings Plan).

Sequentially, we saw positive results in each commercial unit, leading to a 15 percent increase in EBITDA from the December quarter. We are encouraged by these results, particularly as we move into the seasonally stronger second half of the year.

Slide 7: Ashland Specialty Ingredients – Adjusted Results Summary

Better than expected sequential improvement was the key theme for ASI in the second quarter. Improved discipline and better execution led to growth returning to the core product lines. ASI sales increased 11 percent from the December quarter, exceeding our prior expectations, with EBITDA margin rising to 20.5 percent, a 210 basis point improvement.

As compared to prior year, sales fell 3 percent, due to a $26 million decline in guar and intermediates and solvents sales.

The consumer-focused areas – including personal care, pharmaceutical and nutrition – grew volume 3 percent versus prior year. We saw particular strength in our Oral and Skin care lines driven by product innovation that drove increased demand for our products in Latin America and in Europe.

The industrial-focused areas, which include coatings, construction and energy, had flat volumes year-over-year. Capacity constraints in our cellulosics manufacturing base, primarily affecting coatings, limited additional volume gains. We are currently implementing debottlenecking options in our Nanjing, China facility to meet increased cellulosic demand. In addition, significantly lower guar volumes sold into energy offset volume gains elsewhere. In the prior year quarter, we were expeditiously working off the higher-cost guar inventories. Guar now represents a much smaller piece of the business, with revenues and margins at our expected run-rate. Additionally, guar derivatives – a higher margin, more stable and specialized product line – now account for a significantly higher portion of our overall guar sales and gross profit. This is the result of our strategic decision to reduce our exposure to the lower margin, more volatile powdered guar segment of the market. Guar is an important product line that is sold primarily into energy and hair care. We expect it to be a stable product line with good margins, but will play a smaller role in the overall portfolio going forward. It is worth noting, when excluding guar, the industrial-focused areas grew volumes 6 percent versus prior year.

Sales increased 11 percent from the December quarter, ahead of expectations. Higher than expected volumes in I&S were the primary driver. Versus prior year, ASI sales declined 3 percent, driven by declines in guar and I&S pricing. This, coupled with $10 million of additional costs – primarily inventory and weather related – more than offset lower guar input pricing and led to a 30 basis point decline in gross margins. As indicated in our first quarter earnings release, weather negatively affected our second-quarter results, but the effects were in line with our expectations at that time.

The year-over-year I&S headwind for the second quarter was $8 million. Butanediol (BDO) pricing was flat with the December quarter. However, we continue to anticipate further price pressure later in the year. We expect the full-year headwind to decline slightly to $45-$55 million. Beginning with the June quarter, I&S will be reported within APM. We’ll continue providing updates on BDO pricing each quarter, and you’ll find the related commentary within APM’s financial performance results summary.

Looking ahead to the third quarter, we expect sales to decline by 1 percent sequentially in the reorganized ASI (including adhesives and excluding I&S). This sales decline is due to the removal of the higher sales from intermediates and solvents as that segment will be reported under APM. We expect the remaining areas of the business to increase sales 4 percent sequentially. We expect third quarter EBITDA margin of roughly 22 percent for ASI’s reorganized business. For financial modeling purposes, we expect D&A for ASI to be around $60 million per quarter.

Slide 8: Ashland Performance Materials – Adjusted Results Summary

Performance Materials’ EBITDA rose 30 percent from prior year, driven by volume growth, increased manufacturing efficiency, and improved performance from elastomers. At 11.3 percent, EBITDA margin was within the long-term target range of 10-12 percent given the current mix of assets. Beginning in the June quarter, adhesives will be reported within ASI and intermediates and solvents will be reported within APM. Management expects this new portfolio mix to yield EBITDA margins of 8-11 percent.

APM volumes increased 4 percent from prior year, led by a 9 percent increase in adhesives. Both composites and elastomers posted 3 percent volume increases. Overall APM sales improved 2 percent versus prior year as solid gains in both adhesives and composites were offset by lower selling prices in elastomers. Gross profit increased in each of the three areas. Lower manufacturing costs, largely due to plant rationalization, was a key driver to the improvement.

Within adhesives, growing customer adoption of our innovative product platforms, particularly within the transportation and packaging and converting end markets, was the primary driver for the strong performance.

Composites reported another strong quarter of growth, especially in China, where we continue to see increased demand for our products.

Elastomers showed considerable improvement over prior year as both volumes and margins increased. Butadiene prices have continued to move up modestly over the past several months, but remain below prior-year levels. We are restarting the process to sell the elastomers unit and expect to announce a sale of the business prior to the end of the calendar year.

Separately, we announced in early April an agreement to sell our ASK Chemicals joint venture to Rhone in a transaction valued at approximately €257 million. Divesting this business will allow us to focus on our core businesses and reflects another step toward our goal of being the world’s best specialty chemicals company.

Looking to the third quarter, which will reflect the newly organized APM, we expect sales to increase 10 percent sequentially. This is primarily due to inserting the higher sales of intermediates and solvents. We also expect to see seasonal volume increases in composites and elastomers. We expect continued margin improvement in composites, offset by the addition of intermediates and solvents and removal of adhesives. EBITDA margin is expected to be around 9 percent. For financial modeling purposes, D&A should be approximately $20 million.

Slide 9: Ashland Consumer Markets (Valvoline) – Adjusted Results Summary

Solid performances from Valvoline Instant Oil ChangeSM (VIOC) and the international business led to a record second quarter for Valvoline operating income. VIOC company-owned stores recorded same store sales growth of 5 percent from prior year on strong oil change volumes and ticket improvement. Lubricant volumes from international markets increased 9 percent, offsetting declines in the Do-It-Yourself (DIY) and Installer channels. Overall mix improved from prior year with premium lubricant sales volume increasing more than 8 percent.

Lower input costs, coupled with improved mix, led to a 20 basis point increase in gross profit margin as compared to prior year. Late in the quarter, suppliers announced raw material cost increases. We are taking actions that should largely offset this effect.

The Valvoline business continues to deliver consistent and sustainable results. International year-over-year unit sales growth has been in the 4-9 percent range for each of the last four quarters due to strong channel development efforts. In the US, the investment in our VIOC customer service model is driving strong volume growth at the store level for both company and franchise locations. Additionally, consumer driven marketing programs are continuing to bolster the Valvoline brand and our premium product sales.

Looking ahead to the third quarter, we expect sales to increase by roughly 5 percent from the March quarter. Higher marketing investments should lead to a slightly lower EBITDA margin of approximately 17 percent in the June quarter.

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SMService mark, Ashland or its subsidiaries, registered in various countries

Slide 10: Ashland Water Technologies Divestiture Update

As previously disclosed, we expect the sale of AWT will close by the end of the fiscal year. Key pacing items include receipt of various regulatory approvals and separation activities. Details of the Transition Services Agreement (TSA) are still being finalized, and both Ashland and the buyer are actively preparing the business to run on a stand-alone basis.

As previously disclosed, we estimate total annual stranded costs from the divestiture will be roughly $75 million. These costs will be eliminated as part of the global restructuring program. A portion of the AWT stranded costs are captured in our segment reporting under the Unallocated and Other category. These costs amounted to approximately $9 million in total for the March quarter. The remaining stranded costs are recorded in discontinued operations.

Slide 11: Ashland Water Technologies - Adjusted Results Summary

Although AWT is not a part of our results from continuing operations, we’ve included this chart to update you on its recent performance.

Slide 12: Accounting Effects of AWT Divestiture

To assist in understanding the accounting effects of the AWT divestiture the chart provides a bridge from the $24 million of pro forma operating income on slide 11 (Ashland Water Technologies, Adjusted Results Summary) to the reported $17 million of income contributed to discontinued operations by AWT.

Starting with that $24 million dollars, we first add $7 million of depreciation related to the assets being divested. This is because depreciation is stopped for discontinued-operations accounting.

Next, we subtract $17 million of pension related costs. This is related to the pension adjustment described on slide 5 (Key Items Affecting Income).

We then subtract $4 million of divestiture related costs.

Next, we add back the $9 million of costs previously allocated to AWT, which are now recorded within the Unallocated and Other caption of our continuing operations.

Lastly, we subtract $2 million in taxes. In total, this results in $17 million of income from discontinued operations recorded within Ashland’s Income Statement.

Slide 13: Fiscal Second Quarter 2014 – Corporate Items

Capital expenditures were $51 million in the quarter, in line with our expectations. Our full-year estimate has been reduced to $245 million, primarily reflecting the divestiture of AWT. The effective tax rate for the quarter was 15.4 percent, lower than we expected. This was driven by reserve releases for certain foreign tax audits. Excluding these, the effective tax rate would have been roughly 21 percent. We expect this to be the structural effective tax rate going forward.

Although we are ahead of our full-year target, working capital required a $38 million use of cash in the second quarter. Free cash flow for the quarter was $124 million, bringing our year-to-date total to $98 million. Including certain cash costs related to the AWT divestiture and cash from AWT operations for the full year, our full year free cash flow estimate is revised to $450-$475 million. This estimate would be adjusted if the AWT sale closes prior to the end of the fiscal year. With AWT moved to discontinued operations, our full year estimate of free cash flow from continuing operations is $275-$300 million, which excludes $40-$50 million of cash costs for restructuring but includes $75 million of stranded costs that are expected to be removed as part of the restructuring program.

Slide 14: Global Restructuring Program Update

Significant progress was made on our global restructuring program in the second quarter. As a reminder, this restructuring is expected to generate improved business performance and annualized cost savings of $150-$200 million.

To date, we have identified approximately $200 million of cost reductions and will continue to evaluate our cost structure to identify additional savings. We expect to achieve over 50 percent of the savings on a run-rate basis by the end of fiscal 2014 and substantially all by fiscal Q2 of 2015. Total estimated book and cash costs to complete the program are $140-$160 million and $120-$140 million, respectively.

We have identified approximately 800 positions that will be eliminated by the end of calendar 2014 through either a voluntary severance program or job elimination. We also have integrated most of the company’s previously centralized supply chain organization into the commercial units. In addition, we moved adhesives into Specialty Ingredients, and we moved intermediates and solvents into Performance Materials. This realignment will be reflected in our financial results beginning in the June quarter.

In addition, Ashland is continuing to develop plans for substantially reducing certain external support services and for moving a significant number of jobs to existing, lower-cost regional centers of excellence.

Slide 15: Cost Savings Plan

We expect ASI to account for approximately $75 million of the identified $200 million in savings. We expect APM to reduce costs by approximately $20 million and Valvoline roughly $30 million. As mentioned earlier, about half of the $75 million of stranded costs is in the Unallocated and Other line, and the remainder is in discontinued operations. Of the total $75 million, we expect approximately half to be initially offset by TSA income.

To assist in understanding the net effect of the cost savings and to establish a baseline against which we will hold ourselves accountable, we thought it would be useful to provide a metric to help calculate and monitor total expected savings. The chart shows a bridge from actual 2013 SG&A to our targeted SG&A as a percent of sales once the program is complete.

Beginning with $1.47 billion in SG&A for fiscal 2013, we first normalize for the AWT divestiture by removing AWT SG&A and sales and adding the $75 million of stranded costs. Thus, Ashland excluding AWT would have had SG&A expenses of roughly 17 percent of sales. Next we add $60 million to reset performance based compensation, merit and inflation. That takes the new baseline SG&A as a percent of sales to 18 percent. Lastly, we subtract our identified $200 million of savings to arrive at our targeted SG&A level of approximately 15 percent. We expect to reach this target by the second half of fiscal 2015.

Slide 16: Margin Profile Expectations

The chart shows the expected benefit to each commercial unit’s margin profile from the global restructuring. As a reminder, the program is not simply an exercise in cost cutting. Its primary focus is to improve our operating model – how we go to market and serve our customers – and increase our competitiveness. As a result, we have identified approximately $200 million of savings throughout the organization.

The largest benefit should be seen in ASI where we expect margins to increase from 20.3 percent over the trailing 12 months to 25-27 percent by the end of fiscal 2015. This margin improvement will be driven by a combination of cost savings from the restructuring, better business performance, and market growth. Within Performance Materials we expect cost savings to expand margins by roughly 100 basis points. We also expect continued improvement in composites, somewhat offset by headwinds in intermediates and solvents. Valvoline expects its margins to grow from 17 percent over the last 12 months to 18-19 percent in fiscal 2015. This margin expansion reflects cost savings and continued growth in targeted international markets, mix improvements and increases in VIOC same-store sales and store count.

In total, we expect EBITDA margin for Ashland to be approximately 20 percent by the end of fiscal 2015.

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